Exhibit 99.1

NEWS RELEASE
Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000
Dennard Rupp Gray and Easterly, LLC
Ken Dennard | ksdennard@drg-e.com
Ben Burnham | bburnham@drg-e.com
713-529-6600

Main Street Capital Completes Exchange Offer for
Main Street Capital II Partnership Interests
HOUSTON, TEXAS, January 7, 2010 — Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today that it consummated the transactions related to its formal offer to exchange (the “Exchange Offer”) shares of its common stock for at least a majority of the limited partner interests in Main Street Capital II, LP, a Delaware limited partnership (“MSC II”).
The Exchange Offer was applicable to all MSC II limited partner interests except for any limited partner interests owned by affiliates of Main Street, including any limited partner interests owned by officers or directors of Main Street. The Exchange Offer was formally approved by the U.S. Small Business Administration prior to closing. At the closing of the Exchange Offer, approximately 88% of the total dollar value of MSC II limited partner interests were validly exchanged for 1,239,695 shares of Main Street common stock (the “Shares”). The Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws and are also subject to a one-year contractual lock-up from the Exchange Offer closing date. A 12% minority ownership in the total dollar value of the MSC II limited partnership interests remains outstanding, including approximately 5% owned by affiliates of Main Street. Pursuant to the terms of the Exchange Offer, 100% of the membership interests in the general partner of MSC II were also transferred to Main Street for no consideration.

MSC II is an investment fund that operates as a Small Business Investment Company (“SBIC”) and commenced operations in January 2006. MSC II currently has $70 million of SBIC leverage outstanding. MSC II has similar investment strategies to Main Street and is managed by Main Street pursuant to a separate investment advisory services agreement. In addition, most of the current MSC II portfolio investments have represented co-investments with Main Street and/or Main Street’s wholly owned SBIC subsidiary.
Consummation of the Exchange Offer provides Main Street with access to additional long-term, low-cost leverage capacity through the SBIC program. The American Recovery and Reinvestment Act of 2009 enacted in February 2009 (the “Stimulus Bill”) increased the maximum amount of combined SBIC leverage (or SBIC leverage cap) to $225 million for affiliated SBIC funds from the previous SBIC leverage cap of approximately $137 million as adjusted annually based on the Consumer Price Index. Since the increase in the SBIC leverage cap applies to affiliated SBIC funds, Main Street is required to allocate such increased borrowing capacity between its wholly owned SBIC subsidiary and MSC II. Subsequent to the Exchange Offer, Main Street will have access to an incremental $90 million in SBIC leverage capacity, subject to the required capitalization of each fund, in addition to the $70 million of existing MSC II SBIC leverage and the $65 million of SBIC leverage at Main Street’s wholly owned SBIC subsidiary. Main Street currently projects that consummation of the Exchange Offer will be accretive to its calendar year 2010 distributable net investment income per share.
ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the ability to access additional SBIC leverage pursuant to the Stimulus Bill and the projection regarding the Exchange Offer being accretive to calendar year 2010 distributable net investment income. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.
# # #